                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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             FORM 4                                                                                           OMB APPROVAL
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[ ] CHECK THIS BOX IF NO LONGER                                                                     OMB Number:            3235-0287
    SUBJECT TO SECTION 16. FORM 4                                                                   Expires:      September 30, 1998
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1. Name and Address of Reporting Person *

Newkirk                     David                   L.
   (Last)                   (First)                 (Middle)

Booz-Allen & Hamilton International, 7 Savoy Court, Strand
                            (Street)

London                      England                  WC2R0EZ
   (City)                   (State)                   (Zip)


2. Issuer Name and Ticker or Trading Symbol

ESG Re Limited (ESREF)

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement of Month/Year

May 1999

5. If Amendment, Date or Original (Month/Year)


6. Relationship of Reporting Person to Issuer   (Check all applicable)

         X    Director                          10% Owner
       -----                              -----
              Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)

       ----------------------------------------


7. Individual or Join/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----

                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security           2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-    7. Nature
   (Instr. 3)                     Date            action        or Disposed of (D)          Securities       ship         of In-
                                                  Code          (Instr. 3, 4 and 5)         Beneficially     Form:        direct
                                  (Month/         (Instr. 8)                                Owned at         Direct       Bene-
                                  Day/         -------------  -------------------------     End of           (D)          ficial
                                  Year)                                   (A)               Month            Indirect     Owner-
                                               Code       V     Amount     or    Price      (Instr. 3        (I)          ship
                                                                          (D)               and 4)           (Instr. 4)   (Instr. )
------------------------------------------------------------------------------------------------------------------------------------
Common Shares, par value
$1 per share                                                                                    2,000            (I)      By spouse
                                                                                                                          (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6. Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-      cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-        piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)       (Month/Day/
                                            ative           Day/                                                     Year)
                                            Security      Year)
                                                                      --------------------------------------------------------------

                                                                      Code    V         (A)           (D)        Date        Expira-
                                                                                                                 Exer        tion
                                                                                                                 cisable     Date
----------------------------------------  -------------  ---------    -------------  ----------    -----------   ---------   -------
Options to buy                                 $20/sh                                                             12/12/97  12/12/07
Options to buy                              $25.50/sh                                  15,000                       5/4/98    5/4/08
Options to buy                              $16.50/sh     5/7/99       A                5,000                       5/7/99    5/7/09
Options to buy                              $16.50/sh     5/7/99       A               12,000                       5/7/99    5/7/09
----------------------------------------  -------------  ---------    -------------  ----------    -----------   ---------   -------

7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------
Common Shares              20,000                         20,000           (D)
Common Shares              15,000                         15,000           (D)
Common Shares               5,000                          5,000           (D)
Common Shares              12,000                         12,000           (D)
---------------------  ---------------  -------------  -------------  -------------  --------------

Explanation of Responses:

Shares purchased by spouse for the account of their minor children pursuant to the the Uniform Transfer to Minors Act (reporting person not named on account). The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


           /s/ David L. Newkirk                               6/8/99
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      **Signature of Reporting Person                          Date

David L. Newkirk

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.